M*Modal and One Equity Partners Announce Extension of Offer to Acquire M*Modal and

Settlement with Putative Class Action Plaintiffs

Franklin, Tenn. and New York, New York – August 8, 2012 – M*Modal (MModal Inc. – NASDAQ/GS: MODL) and One Equity Partners (“OEP”), the private investment arm of JP Morgan Chase & Co., today announced that in connection with the previously announced merger agreement, Legend Acquisition Sub, Inc. (an affiliate of OEP) has extended the expiration of its tender offer to acquire all of the outstanding shares of common stock of M*Modal for $14.00 per share, net to the seller thereof in cash, without interest thereon and less any applicable withholding taxes, to 11:59 p.m., New York City time, on August 14, 2012, unless further extended in accordance with the terms of the merger agreement.

The tender offer was previously scheduled to expire at 11:59 p.m., New York City time, on August 13, 2012. All other terms and conditions of the tender offer remain unchanged.

The depositary for the tender offer has indicated that as of the close of business on August 7, 2012, 18,676,844 shares of common stock of M*Modal had been validly tendered and not withdrawn pursuant to the tender offer.

On August 8, 2012, M*Modal and OEP also announced that M*Modal, OEP and the other named defendants have today entered into a memorandum of understanding (“MOU”) with plaintiffs’ counsel in connection with the previously consolidated putative class action lawsuits filed in Delaware state court in connection with the proposed acquisition of M*Modal by affiliates of OEP.

In connection with the MOU, M*Modal, Legend Acquisition Sub, Inc. and Legend Parent, Inc. agreed to (i) extend the expiration date of the tender offer until at least 11:59 p.m., New York City time, on August 14, 2012; (ii) permit M*Modal to release the 19 financial sponsors (excluding affiliates of OEP) referred to in the solicitation/recommendation statement on Schedule 14D-9 that entered into a confidentiality agreement with the Company between March 16, 2012 and April 11, 2012 from the provisions of any standstill with M*Modal and (iii) upon an adverse recommendation change by M*Modal’s board of directors and for so long as M*Modal’s board of directors’ recommendation is not subsequently reasserted or reaffirmed, waive the obligations of investment entities affiliated with S.A.C. Private Capital Group, LLC, under the previously disclosed support agreement to, solely with respect to 50% of the shares of common stock of M*Modal owned by each such investment entity, among other things, (A) tender their shares of common stock of M*Modal in (and not withdraw their shares of common stock of M*Modal from) the tender offer, (B) vote their shares of common stock of M*Modal in favor of the adoption and approval of the merger agreement and the transactions contemplated thereby and (C) not vote their shares of common stock of M*Modal in favor of a competing proposal. MModal also agreed, pursuant to the MOU, to make certain additional disclosures that were included in the amendment filed today with the Securities and Exchange Commission (the “SEC”) to its solicitation/recommendation statement on Schedule 14D-9.

The MOU reflects the parties’ agreement in principle to resolve the allegations by the plaintiffs against M*Modal, OEP and the other named defendants in connection with the tender offer and the merger agreement and provides a release and settlement by the purported class of M*Modal’s stockholders of all claims against M*Modal, OEP and the other named defendants and their affiliates and agents in connection with the tender offer and the merger agreement. The MOU and settlement are contingent upon, among other things, approval of the Court of Chancery of the State of Delaware and further definitive documentation. In the event that the MOU is not approved and such conditions are not satisfied, M*Modal, OEP and the other named defendants will continue to vigorously defend these actions.

OEP and the other named defendants continue to believe that each of the aforementioned lawsuits are without merit and that they have valid defenses to all claims made by the applicable plaintiffs. The putative class action lawsuits referred to above that are being settled pursuant to the MOU are the three actions pending in the Court of Chancery of the State of Delaware that have been consolidated under the caption In re MModal Inc. Shareholder Litigation.

About M*Modal

M*Modal is a leading provider of clinical transcription services, clinical documentation workflow solutions, advanced cloud-based Speech UnderstandingTM technology, and advanced unstructured data analytics. Recognized as the largest clinical transcription service in the U.S. with a global network of medical editors, M*Modal also offers voice to text solutions to capture the complete patient story, codifies the doctor’s narrative to automatically populate EHRs and other key healthcare information systems, delivers computer-assisted coding to support ICD-9 and the transition to ICD-10, and provides highly advanced analytical tools for exploring the richness within the “unstructured” narrative for improvements in quality of care, greater physician satisfaction and lower operational costs.

About One Equity Partners

Founded in 2001, OEP currently manages a $10 billion portfolio of proprietary investments and commitments of JP Morgan Chase & Co. By working in partnership with owners and managers, OEP invests in transactions that promote strategic and operating change, creating long-term value. OEP invests globally and has offices in New York, Chicago, Frankfurt, Vienna, Hong Kong and São Paulo. Visit www.oneequitypartners.com for more information.

Forward-Looking Statements

Information provided and statements contained in this press release that are not purely historical, such as statements regarding expectations about the tender offer, the expected timing of the completion of the transaction and the ability to complete the transaction considering the various closing conditions, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements only speak as of the date of this press release, and M*Modal assumes no obligation to update the information included in this press release. Statements made in this press release that are forward-looking in nature may involve risks and uncertainties. Accordingly, readers are cautioned that any such forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict, including, without limitation, the possibility that the transaction does not close, the risk that business disruption relating to the transaction may be greater than anticipated, the failure to obtain any required financing on favorable terms and other specific risk factors discussed herein and in other releases and public filings made by M*Modal (including filings by M*Modal with the SEC). Although M*Modal believes that the expectations reflected in such forward-looking statements are reasonable as of the date made, expectations may prove to have been materially different from the results expressed or implied by such forward-looking statements. Unless otherwise required by law, M*Modal also disclaims any obligation to update its view of any such risks or uncertainties or to announce publicly the result of any revisions to the forward-looking statements made in this press release.

Important Additional Information and Where to Find It

This communication is neither an offer to purchase nor a solicitation of an offer to sell any shares of the common stock of M*Modal or any other securities. The offer to purchase shares of M*Modal common stock has been made pursuant to a tender offer statement on Schedule TO, containing the offer to purchase, the letter of transmittal and related offer documents, filed by affiliates of OEP with the SEC on July 17, 2012. M*Modal filed a solicitation/recommendation statement on Schedule 14D-9 with respect to the tender offer with the SEC on July 17, 2012. Investors and security holders are urged to read both the tender offer statement (including the offer to purchase, the letter of transmittal and related offer documents) and the solicitation/recommendation statement regarding the tender offer, as they may be amended from time to time, because they contain important information that should be read carefully before making any decision with respect to the tender offer. Investors and security holders may obtain a free copy of these statements, the merger agreement and other documents filed with the SEC at the website maintained by the SEC at www.sec.gov or by directing such requests to the information agent for the tender offer. In addition, the tender offer statement and related documentation may be obtained for free by directing such requests to Georgeson Inc., 199 Water Street, 26th Floor, New York, New York 10038, Toll-Free Telephone: (888) 505-6583 or email: MModal@georgeson.com and the solicitation/recommendation statement and related documents may be obtained for free by directing such requests to M*Modal at Investor Relations, 9009 Carothers Parkway, Suite C-2, Franklin, Tennessee, or ir@mmodal.com.

Contacts

Media Contact:

Randy A. Drawas

M*Modal

(267) 535-6732

Randy.Drawas@MModal.com

Investor Contact:

Tripp Sullivan

Corporate Communications, Inc.

(615) 324-7335

tripp.sullivan@cci-ir.com